EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____
To:	BNP Paribas, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364 Day Credit Agreement, dated as of March 3, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Toyota Motor Credit Corporation, a California corporation, Toyota Motor Finance (Netherlands) B.V., a corporation organized under the laws of the Netherlands, Toyota Financial Services (UK) PLC, a corporation organized under the laws of England, Toyota Leasing GmbH, a corporation organized under the laws of Germany, Toyota Credit de Puerto Rico Corp., a corporation organized under the laws of Puerto Rico, Toyota Credit Canada Inc., a corporation organized under the laws of Canada, Toyota Kreditbank GmbH, a corporation organized under the laws of Germany, the Lenders from time to time party thereto, BNP Paribas, as Administrative Agent, Swing Line Agent and Swing Line Lender, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Banc of America Securities LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Joint Lead Arrangers and Joint Book Managers, Citibank, N.A. and Bank of America, N.A. as Swing Line Lenders and Citibank, N.A., Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Syndication Agents.

The undersigned hereby requests (select one):

___	A Borrowing of Committed Loans	___ A conversion or continuation of Loans

1.           On   _________________________ (a Business Day).

2.           In the amount of [US$][CDN$][€][£]                                                               .

3.           Comprised of  ______________________.  [Type of Committed Loan requested]

4.           For Eurocurrency Rate Loans: with an Interest Period of  ____________________________ months.

5.           For Bankers’ Acceptances, Drafts and BA Equivalent Notes: with a BA Maturity Date of ____ days.

[The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.1[(a)][(b)]] of the Agreement.]

[After giving effect to the requested Committed Borrowing, the Unused Tranche A Commitment will exceed the Dollar Equivalent of EUR 300,000,000 (as determined by the

A-1-1
Form of Committed Loan Notice

Administrative Agent)]  [After giving effect to the requested Committed Borrowing, the Unused Tranche A Commitment will be less than or equal to the Dollar Equivalent of EUR 300,000,000 (as determined by the Administrative Agent), and TKG has borrowed EUR 300,000,000 as of the date of the proposed Committed Borrowing.]  [After giving effect to the requested Committed Borrowing, (x) the Unused Tranche A Commitment will be less than or equal to the Dollar Equivalent of EUR 300,000,000 (as determined by the Administrative Agent), (y) TKG has not borrowed EUR 300,000,000 as of the date the proposed Committed Borrowing is to be made, and (z) the consent of TKG for the proposed Committed Borrowing has been obtained or has been waived by TKG.]

[The undersigned hereby represents and warrants that the conditions set forth in Section 4.2(a) and (b) have been satisfied on and as of the date the Committed Loans are borrowed, including, without limitation, that the Borrowing is within the Borrower’s corporate powers, has been duly authorized by all necessary corporate action, and the amount of the Committed Borrowing does not exceed such authorization.]

[TOYOTA MOTOR CREDIT CORPORATION]
[TOYOTA MOTOR FINANCE (NETHERLANDS) B.V.]
[TOYOTA FINANCIAL SERVICES (UK) PLC]
[TOYOTA KREDITBANK GMBH]
[TOYOTA LEASING GMBH]

[as Borrowers’ Representative for]

[TOYOTA MOTOR CREDIT CORPORATION]
[TOYOTA CREDIT DE PUERTO RICO CORP.]
[TOYOTA CREDIT CANADA INC.]

By:  __________________________________

Name:  ________________________________

Title:  _________________________________

A-1-2
Form of Committed Loan Notice